UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

As previously reported, the Pinnacle Entertainment, Inc. (the “Company”) casino and hotel in Biloxi, Mississippi (“Casino Magic Biloxi”) suffered extensive property damage caused by Hurricane Katrina in August 2005. The hurricane’s large storm surge in the Biloxi area caused the casino barge to snap clear of its moorings and to be deposited several hundred feet inland. The Company’s high-rise hotel at Casino Magic Biloxi also was extensively damaged by the hurricane. Based on an evaluation of the condition of the barge by the Company and its insurers, a determination has been made that the barge is a total loss. The Company is in the process of assessing the damage to the hotel.

Accordingly, on September 23, 2005, the Company’s management concluded that the Company will record an impairment charge under generally accepted accounting principles with respect to the Casino Magic Biloxi facility. The Company is not currently able to estimate the amount of the impairment charge or the amount of the impairment charge that would result in any future cash expenditures. The Company believes it has insurance sufficient to cover the reconstruction or replacement of Casino Magic Biloxi, subject to any applicable deductible or other policy limitations.

Item 8.01	Other Events.

In view of the considerable length of time it would take to complete any rebuilding of Casino Magic Biloxi, if the Company decides to rebuild the property, the Company has implemented a plan to substantially reduce the workforce at Casino Magic Biloxi. A copy of the letter sent to employees on September 23, 2005 regarding the reduction in the workforce and associated severance pay is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
Exhibit 99.1	Form of Letter to Casino Magic Biloxi Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: September 23, 2005	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	Form of Letter to Casino Magic Biloxi Employees